Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
April 29, 2015

BELMOND LTD. REPORTS FIRST QUARTER 2015 RESULTS

▪	First quarter same store revenue per available room (“RevPAR”) up 9% in local currency over prior-year quarter

▪	First quarter total revenue of $99.1 million, down 3% from prior-year quarter

▪	First quarter total adjusted EBITDA of $4.3 million, up $3.6 million over prior-year quarter

▪	Announced $75.0 million share repurchase program in March 2015

HAMILTON, BERMUDA - April 29, 2015. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 45 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the first quarter ended March 31, 2015.

Total revenue in the first quarter of 2015 was $99.1 million, down $2.7 million or 3% from $101.8 million in the first quarter of 2014. Total revenue was negatively impacted by the depreciation of most of the Company's functional currencies against the U.S. dollar, which contributed to an $8.3 million decrease in reported revenue for the first quarter of 2015. Excluding the impact of currency movements, total revenue in the first quarter of 2015 increased $5.6 million or 5% over the first quarter of 2014.

Total hotels revenue for the first quarter was $89.6 million, an increase of $0.7 million or 1% over $88.9 million in the first quarter of 2014. Total hotels revenue for the first quarter of 2015 was negatively impacted by $7.9 million as a result of currency depreciation. Excluding the impact of currency movements, total hotels revenue in the first quarter of 2015 increased $8.6 million dollars or 10%. Total hotels revenue in the current-year quarter benefited from a $2.3 million increase at Belmond Miraflores Park, Lima, Peru, which was closed for renovation for the first quarter of 2014, partially offset by a $1.3 million decrease in revenue for Inn at Perry Cabin by Belmond, St. Michaels, Maryland, which the

Company sold in March 2014. Excluding currency movements, Belmond Miraflores Park and Inn at Perry Cabin, total hotels revenue for the first quarter of 2015 increased $7.6 million or 9% over the first quarter of 2014.

Same store RevPAR for owned hotels in the first quarter of 2015 increased 9% in local currency over the prior-year quarter as a result of an 8% increase in average daily rate ("ADR") and a 1 percentage point increase in occupancy. In U.S. dollars, same store RevPAR for owned hotels in the first quarter of 2015 was on par with RevPAR for the prior-year quarter. Same store RevPAR for the first quarter of 2015 excluded Inn at Perry Cabin, Belmond Miraflores Park and Belmond Eagle Island Lodge, one of the Company's three safari camps in Botswana, which is currently closed for renovation.

Total adjusted EBITDA for the first quarter of 2015 was $4.3 million, a $3.6 million increase over total adjusted EBITDA of $0.7 million for the first quarter of 2014. The year-over-year growth included a $1.5 million EBITDA increase at Belmond Miraflores Park, as the hotel was closed for renovation in the prior-year quarter, and a $0.7 million EBITDA increase for Inn at Perry Cabin, which the Company sold in March 2014 and recorded an EBITDA loss in the first quarter of 2014. EBITDA for the quarter also benefited from a $2.8 million year-over-year increase in EBITDA for the remainder of the Company's North American owned hotels portfolio due in part to a $1.1 million or 26% increase in EBITDA for Belmond Charleston Place, South Carolina, partially offset by a $1.5 million decrease in EBITDA from the Company's owned trains & cruises.

Adjusted net losses from continuing operations for the first quarter of 2015 were $6.1 million ($0.06 per common share), a $5.2 million improvement from adjusted net losses from continuing operations of $11.3 million ($0.11 loss per common share) for the first quarter of 2014 due primarily to the $3.6 million increase in total adjusted EBITDA and a $1.7 million decrease in interest expense.

John Scott, president and chief executive officer, remarked: “Results for our first quarter, our seasonally lowest of the year, were solid. Local currency RevPAR growth came in ahead of expectations, with a 9% year-over-year increase compared to our guidance of between 4% and 8%, and total adjusted EBITDA increased $3.6 million. Our largest EBITDA growth came from our North American owned hotels segment, up $3.5 million or 48%, with the strongest performances from Belmond Charleston Place and Belmond La Samanna, St. Martin, French West Indies. In its second full year of operations, Belmond El Encanto in Santa Barbara, California also posted strong results, with RevPAR up 20% over the first quarter of 2014.

"Looking forward, we continue to see good indications for 2015 local currency RevPAR growth. We are focused on taking advantage of the weak euro to drive incremental demand out of the United States, our largest geographic source market, and, thus far, are seeing encouraging year-over-year improvements. As a result, we have increased our full year 2015 local currency RevPAR guidance by 1 percentage point to between 3% and 7% growth."

Recent Company Highlights

•
Announces share repurchase program — At the end of March, the Company's board of directors authorized a program enabling the Company to repurchase up to $75.0 million of its class A common stock, subject to market conditions, the Company's existing corporate credit agreement and other factors deemed relevant in the Company's discretion. This program is an important component of the Company’s ongoing capital allocation strategy, which includes the Company's ongoing investment in its core portfolio through select, high-return projects. The Company intends to pay for shares repurchased using available cash and net cash proceeds generated from potential future asset sales.

•
Expands beach area at Belmond Villa Sant'Andrea — In March, the Company purchased a 2,500 square-foot building with a 4,700 square-foot beach concession adjacent to Belmond Villa Sant'Andrea in Taormina, Sicily. The acquisition provides additional beach for guests of Belmond Villa Sant'Andrea and its sister hotel in Taormina, Belmond Grand Hotel Timeo. In addition to expanding the hotel's beach, the Company plans to use a portion of the beach for a newly-created, 8-unit luxury cabanas area, which it expects to open in the summer of 2015. The Company currently intends to renovate at a later date the acquired building to improve the hotel's fitness and spa facilities and is evaluating the possibility of relocating some of the hotel's back-of-house facilities to this building in order to provide space to add new rooms and / or suites to the hotel.

•
Receives Michelin star for MEE at Belmond Copacabana Palace — MEE, which opened in February 2014, was awarded one Michelin star in the debut edition of the Michelin Guide Rio de Janeiro and São Paolo, the first edition of the Michelin Guide to cover South America. MEE is one of only six restaurants in Rio de Janeiro to have been awarded a star.

Operating Performance

Owned hotels:
Europe:
In the first quarter of 2015, revenue from owned hotels was $11.9 million, a decrease of $2.7 million or 18% from $14.6 million in the first quarter of 2014. Excluding the impact of currency movements, revenue for the region in the first quarter of 2015 increased $0.8 million or 5% over the prior-year quarter due primarily to a $0.4 million year-over-year increase in local currency revenue at Belmond Grand Hotel Europe, St. Petersburg, Russia due largely to increased domestic Russian demand, which benefited both the rooms and food and beverage departments.

Same store RevPAR for owned hotels in the region was up 15% year-over-year in local currency due primarily to a 9% increase in ADR and a 2 percentage point increase in occupancy.

EBITDA for the region in the quarter was a loss of $7.4 million, an improvement of $1.0 million or 12% over an EBITDA loss of $8.4 million in the first quarter of 2014. EBITDA for the first quarter of 2015 benefited from the depreciation of the euro and Russian ruble, as the Company's Italian hotels historically operate at EBITDA losses in the first quarter, as has Belmond Grand Hotel Europe for the past two years. The Company's Italian hotels are predominantly closed during the first quarter for their annual seasonal closures, and the first quarter is historically one of seasonally-low demand and occupancy for Belmond Grand Hotel Europe. Excluding the impact of currency movements, EBITDA for the region decreased $0.7 million or 9% from the prior-year quarter.

North America:
Revenue from owned hotels for the first quarter of 2015 was $41.0 million, up $2.8 million or 7% over $38.2 million for the first quarter of 2014. Excluding Inn at Perry Cabin, which the Company sold in March 2014, revenue for the region increased $4.1 million or 11% over the prior-year quarter. This increase was largely the result of revenue growth at Belmond Charleston Place (up $2.1 million or 14%) and Belmond El Encanto (up $1.1 million or 33%). Belmond Charleston Place achieved record first quarter performance, as the hotel's renovated room product continued to drive demand and ADR growth, supporting the Company's decision to re-invest in its core portfolio. The benefit of the renovated rooms combined with a 22% year-over-year increase in group room nights sold translated into 12% RevPAR growth over the first quarter of 2014. Belmond El Encanto continued its ramp-up, with occupancy-driven RevPAR growth of 20% and increased revenue from the resort's restaurant and spa, both of which benefited from the higher occupancy and increased local demand.

Same store RevPAR for owned hotels in the region, which excludes Inn at Perry Cabin, was up 8% in local currency over the prior-year quarter as a result of a 5 percentage point increase in occupancy.

EBITDA for the region was $10.8 million for the quarter, up $3.5 million or 48% from $7.3 million in the first quarter of 2014. Year-over-year EBITDA growth for the quarter was primarily the result of a $1.1 million or 26% increase in EBITDA from Belmond Charleston Place and a $0.7 million or 31% increase in EBITDA from Belmond La Samanna, which was negatively impacted in 2014 by a mosquito-borne virus and benefited from the weaker euro in the first quarter of 2015 due to its predominantly euro-denominated cost base. EBITDA growth was also driven by a $0.6 million or 28% increase in EBITDA for Belmond Maroma Resort & Spa, Riviera Maya, Mexico, which benefited from 11% RevPAR growth due to improved demand from the United States. Additionally, EBITDA for the first quarter of 2014 included a $0.7 million EBITDA loss for Inn at Perry Cabin, which the Company sold in March 2014 and was not included in EBITDA for the Company's owned hotels in the first quarter of 2015.

Rest of world:
Revenue from owned hotels for the first quarter of 2015 was $36.8 million, an increase of $0.3 million or 1% over $36.5 million in the first quarter of 2014. Revenue growth for the first quarter of 2015 included a $2.3 million increase at Belmond Miraflores Park, which was closed for renovation during the first quarter of 2014. Partially offsetting this increase were the negative impact of currency depreciation, including a $3.9 million decrease in revenue due to the recent depreciation of the Brazilian real, and a $0.5 million or 58% decline in revenue from Belmond Safaris due primarily to the closure for renovation of Belmond Eagle Island Lodge. Excluding Belmond Miraflores Park and the impact of currency movements, revenue for the region in the first quarter of 2015 was up $2.6 million or 7% over the prior-year quarter.

Same store RevPAR for owned hotels in the rest of world region was up 10% over the prior-year quarter in local currency, as a 16% increase in local currency ADR offset a 4 percentage point decrease in occupancy.

EBITDA for the region in the quarter of $11.4 million increased $0.6 million or 6% over EBITDA of $10.8 million in the prior-year quarter due to a $1.5 million increase in EBITDA from Belmond Miraflores Park, partially offset by the negative impact of currency movements across the region. Excluding Belmond Miraflores Park and the impact of currency movements, EBITDA for the region increased $0.5 million or 4% over the prior-year quarter.

Part-owned / managed hotels:
Revenue recognized in the first quarter of 2015 was a loss of $0.1 million, a $0.3 million improvement over revenue recognized of a loss of $0.4 million in the first quarter of 2014. This increase was due primarily to improved underlying results for Hotel Ritz by Belmond, Madrid, Spain.

EBITDA for the first quarter of 2015 was a loss of $0.3 million, an improvement of $0.2 million or 40% over the first quarter of 2014 due primarily to the improved underlying results for Hotel Ritz.

Owned trains & cruises:
Revenue for the first quarter of 2015 was $7.6 million, down $3.4 million or 31% from $11.0 million in the first quarter of 2014. This decrease was primarily the result of a combined $2.3 million or 35% decrease in revenue from Belmond Road to Mandalay and Belmond Orcaella, the Company's two river cruise ships in Myanmar, due to a significant increase in competition.

EBITDA for the first quarter of 2015 was a loss of $2.3 million, a $1.5 million decline from an EBITDA loss of $0.8 million for the first quarter of 2014 due primarily to a $1.6 million or 49% decline in combined EBITDA from Belmond Road to Mandalay and Belmond Orcaella.

Part-owned / managed trains:
EBITDA for the first quarter of 2015 of $1.9 million was consistent with EBITDA for the first quarter of 2014, as a $0.1 million or 7% increase in EBITDA recognized for the Company’s PeruRail joint venture was offset by a $0.1 million decrease in EBITDA recognized for the Company's Eastern & Oriental joint venture in Southeast Asia.

Central costs:
In the first quarter of 2015, central overheads of $8.8 million were $1.3 million or 17% higher than central overheads of $7.5 million for the prior-year quarter. Central overheads for the current-year quarter included $1.5 million of tax migration, sales tax settlement and management restructuring costs. Central overheads for the prior-year quarter included $0.5 million of management restructuring and brand development costs. Excluding these costs, which were adjustments in the Company's calculation of adjusted EBITDA for both the current- and prior-year quarters, central overheads were $7.3 million in the first quarter of 2015 versus $7.0 million in the first quarter of 2014.

The Company also incurred $0.8 million of non-cash share-based compensation expense in the current-year quarter compared to $0.8 million in the first quarter of 2014.

Central marketing costs in the first quarter of 2015 of $1.3 million were $0.4 million greater than in the prior-year quarter. Central marketing costs for the current-year quarter included $0.3 million of media-related expenses to promote the Belmond brand.

Depreciation and amortization:
Depreciation and amortization expense for the first quarter of 2015 was $12.6 million as compared to $12.1 million for the first quarter of 2014.

Interest:
Interest expense for the first quarter of 2015 of $7.4 million was $1.7 million less than the prior-year quarter expense of $9.1 million due largely to decreased amortization of finance costs and the year-over-year depreciation of the euro. The Company entered into a corporate credit facility agreement at the end of March 2014, which resulted in a reduction of amortization of finance costs.

Tax:
The tax benefit from continuing operations for the first quarter of 2015 was $10.1 million compared to a benefit of $10.6 million in the prior-year quarter, a decrease in benefit of $0.5 million.

The tax residency of the Company was migrated to the United Kingdom on April 1, 2015 to address prospective tax risks associated with initiatives taken by the Organization for Economic Co-operation and Development (OECD) countries to rigorously re-assess the activities and tax positions of companies organized in low tax jurisdictions, such as Bermuda, the Company’s jurisdiction of incorporation. The Company does not expect the tax migration to have a material impact on its tax expense for the year ended December 31, 2015 or going forward.

Investment:
The Company continued its strategy of disciplined re-investment in core assets and in projects with attractive returns. During the first quarter of 2015, the Company invested a total of $17.5 million in its portfolio, including $3.4 million at Belmond Grand Hotel Europe primarily for the renovation of the hotel's main kitchen and new restaurant; $3.2 million at Belmond Charleston Place primarily for the hotel’s rooms renovation project; $1.6 million at Belmond Villa Sant'Andrea primarily to purchase an adjacent property and beach concession; and $1.5 million at Belmond Hotel Cipriani, Venice, Italy primarily for the renovation of 16 rooms in the hotel's main building; and $1.4 million in the Company's European trains primarily for required maintenance works.

Balance Sheet

At March 31, 2015, the Company had total debt (including the current portion) of $596.3 million and no outstanding working capital loan balances. The Company had cash balances of $114.2 million (including $3.7 million of total restricted cash, of which $0.6 million was in other assets) at March 31, 2015, resulting in total net debt of $482.1 million compared to total net debt at December 31, 2014 of $479.9 million. At March 31, 2015, the ratio of net debt to trailing twelve-month total adjusted EBITDA was 4.0 times, down from 4.1 times at December 31, 2014.

Undrawn amounts available to the Company at March 31, 2015 under lines of credit, including the Company’s corporate revolving credit facility, were $100.9 million, bringing total cash availability (excluding restricted cash) at March 31, 2015 to $211.4 million.

At March 31, 2015, approximately 51% of the Company’s debt was at fixed interest rates and 49% was at floating interest rates. The weighted average maturity of the debt was approximately 5.8 years and the weighted average interest rate was 4.3%. The Company had $5.3 million of debt repayments due within twelve months.

Outlook

The Company is providing the following RevPAR and other guidance for the second quarter and full year 2015:

	Second Quarter 2015	Full Year 2015

Owned hotels same store RevPAR growth guidance (1)

In local currency
Europe	6% - 10%	6% - 10%
North America	5% - 9%	2% - 6%
Rest of world	(9%) - (5%)	(1%) - 3%
Worldwide	3% - 7%	3% - 7%

In U.S. dollars
Europe	(19%) - (15%)	(16%) - (12%)
North America	5% - 9%	1% - 5%
Rest of world	(32%) - (28%)	(21%) - (17%)
Worldwide	(17%) - (13%)	(13%) - (9%)

Statement of operations guidance ($ millions)

Central overheads	$5.7 - $6.7	$26.0 - $29.0
Share-based compensation	$2.7 - $3.7	$7.1 - $10.1
Central marketing costs	$0.8 - $1.8	$3.6 - $6.6
Depreciation & amortization	$11.5 - $12.5	$46.9 - $49.9
Interest	$6.6 - $7.6	$27.4 - $30.4
Tax expense	$10.8 - $11.8	$19.4 - $22.4

Cash flow guidance ($ millions)

Cash interest expense	$6.0 - $7.0	$24.9 - $27.9
Cash taxes	$4.0 - $5.0	$22.5 - $25.5
Scheduled loan repayments	$0.7 - $1.7	$3.4 - $6.4

(1) Projected same store RevPAR growth for the second quarter ending June 30, 2015 excludes the operations of Inn at Perry Cabin and Belmond Eagle Island Lodge. Projected same store RevPAR growth for the full year ending December 31, 2015 excludes the operations of Inn at Perry Cabin, Belmond Miraflores Park and Belmond Eagle Island Lodge.

* * * * * * * *

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended March 31,
	2015	2014

Revenue and earnings from unconsolidated companies

Owned hotels
- Europe	11.9	14.6
- North America	41.0	38.2
- Rest of world	36.8	36.5
Total owned hotels	89.7	89.3
Part-owned / managed hotels	(0.1)	(0.4)
Total hotels	89.6	88.9

Owned trains & cruises	7.6	11.0
Part-owned / managed trains	1.9	1.9
Total trains & cruises	9.5	12.9

Total (1)	99.1	101.8

Analysis of earnings

Owned hotels
- Europe	(7.4)	(8.4)
- North America	10.8	7.3
- Rest of world	11.4	10.8
Total owned hotels	14.8	9.7
Part-owned / managed hotels	(0.3)	(0.5)
Total hotels	14.5	9.2

Owned trains & cruises	(2.3)	(0.8)
Part-owned / managed trains	1.9	1.9
Total trains & cruises	(0.4)	1.1

Central overheads	(8.8)	(7.5)
Share-based compensation	(0.8)	(0.8)
Central marketing costs	(1.3)	(0.9)
EBITDA before gain on disposal and impairment	3.2	1.1
Gain on disposal of property, plant and equipment	0.2	3.7
EBITDA	3.4	4.8
Depreciation & amortization	(12.6)	(12.1)
Loss on extinguishment of debt	—	(14.5)
Interest	(7.4)	(9.1)
Foreign currency, net	(2.7)	0.4
(Losses) / earnings before tax	(19.3)	(30.5)
Tax	10.1	10.6
Net (losses) / earnings from continuing operations	(9.2)	(19.9)
Discontinued operations	(0.2)	(0.8)
Net losses	(9.4)	(20.7)
Net earnings attributable to non-controlling interests	(0.1)	(0.1)
Net losses attributable to Belmond Ltd.	(9.5)	(20.8)

Net losses per common share attributable to Belmond Ltd.	(0.09)	(0.20)
Number of shares – millions	104.11	103.72

(1) Comprised of revenue of $99.5 million (2014 - $102.5 million) and losses from unconsolidated companies of $0.4 million (2014 - losses of $0.7 million) for the three months ended March 31, 2015.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31,
	2015	2014

Room Nights Available
Europe	43,391	43,585
North America	64,260	71,370
Rest of world	91,350	92,430
Worldwide	199,001	207,385

Rooms Nights Sold
Europe	16,504	15,672
North America	44,594	44,165
Rest of world	59,129	57,209
Worldwide	120,227	117,046

Occupancy
Europe	38%	36%
North America	69%	62%
Rest of world	65%	62%
Worldwide	60%	56%

Average Daily Rate (in U.S. dollars)
Europe	333	402
North America	482	473
Rest of world	402	406
Worldwide	422	431

RevPAR (in U.S. dollars)
Europe	127	145
North America	335	293
Rest of world	260	251
Worldwide	255	243

Same Store RevPAR (in U.S. dollars) (1)
Europe	127	145
North America	335	314
Rest of world	265	274
Worldwide	257	258

Same Store RevPAR (% change)	U.S. dollar	Local currency
Europe	(12)%	15%
North America	7%	8%
Rest of world	(3)%	10%
Worldwide	—%	9%

(1) Same store RevPAR for the three months ended March 31, 2015 excludes the operations of Inn at Perry Cabin, Belmond Miraflores Park and Belmond Eagle Island Lodge.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	March 31,	December 31,
	2015	2014

Assets
Cash	110.5	135.1
Restricted cash	3.1	1.9
Accounts receivable	32.2	30.3
Due from unconsolidated companies	14.0	15.9
Prepaid expenses and other	33.9	17.8
Inventories	27.7	30.5
Other assets held for sale	—	—
Total current assets	221.4	231.5

Property, plant & equipment, net of accumulated depreciation	1,107.6	1,168.8
Investments in unconsolidated companies	66.0	65.8
Goodwill	125.7	132.6
Other intangible assets	14.4	14.0
Other assets	50.0	55.6

Total assets (1)	1,585.1	1,668.3

Liabilities and Equity
Accounts payable	17.5	24.9
Accrued liabilities	68.2	68.6
Deferred revenue	41.6	31.0
Current portion of long-term debt and capital leases	5.3	5.5
Total current liabilities	132.6	130.0

Long-term debt and obligations under capital leases	591.0	612.2
Deferred income taxes	129.8	134.1
Other liabilities	30.2	29.7

Total liabilities (2)	883.6	906.0

Shareholders’ equity	700.5	761.2
Non-controlling interests	1.0	1.1
Total equity	701.5	762.3

Total liabilities and equity	1,585.1	1,668.3

(1) Balance at March 31, 2015 includes $209.7 million (December 31, 2014 - $207.7 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at March 31, 2015 includes $123.3 million (December 31, 2014 - $122.1 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended March 31,
	2015	2014

EBITDA	3.4	4.8

Adjusted items:
Management restructuring (1)	(0.6)	(0.5)
Write-down of assets (2)	0.6	—
Brand development costs (3)	—	0.1
Tax migration costs and settlement related to sales tax (4)	1.1	—
Gain on disposal (5)	(0.2)	(3.7)

Total adjusted EBITDA	4.3	0.7

Reported net losses attributable to Belmond Ltd.	(9.5)	(20.8)
Net earnings attributable to non-controlling interests	(0.1)	(0.1)
Reported net losses	(9.4)	(20.7)
Discontinued operations net of tax	(0.2)	(0.8)
Net (losses) / earnings from continuing operations	(9.2)	(19.9)

Adjusted items net of tax:
Management restructuring (1)	(0.8)	(0.6)
Write-down of assets (2)	0.5	—
Brand development costs (3)	—	0.1
Tax migration costs and settlements related to sales tax (4)	1.0	—
Gain on disposal (5)	(0.1)	(2.2)
Loss on extinguishment of debt (6)	—	11.6
Foreign exchange (7)	2.5	(0.3)

Adjusted net earnings / (losses) from continuing operations	(6.1)	(11.3)

Reported EPS	(0.09)	(0.20)
Reported EPS from continuing operations	(0.09)	(0.19)
Adjusted EPS from continuing operations	(0.06)	(0.11)
Number of shares (millions)	104.11	103.72

(1) Credits to reverse previous share-based compensation expense, net of restructuring and redundancy costs
(2) Write-down of an owned property's operating equipment
(3) Costs associated with development of new brand and the write-off of existing brand materials
(4) Costs associated with the Company's migration of its tax residency to the United Kingdom on April 1, 2015 and settlement related to non-recoverable value added tax
(5) Gain on disposal of property, plant and equipment at Inn at Perry Cabin
(6) Write-off of unamortized deferred financing costs, swap cancellation costs, prepayment costs and associated legal fees and extension fees on extinguishment of debt
(7) Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Twelve months ended March 31,	Three months ended March 31,		Year ended December 31,
	2015	2015	2014	2014

EBITDA	113.8	3.4	4.8	115.2

Adjusted items:
Management restructuring (1)	0.2	(0.6)	(0.5)	0.3
Impairments and asset write-downs (2)	5.4	0.6	—	4.8
Brand development costs (3)	—	—	0.1	0.1
Tax migration costs and settlements related to sales tax (4)	2.1	1.1	—	1.0
Legal settlement	0.4	—	—	0.4
Write-off of deferred financing costs in joint venture (5)	0.4	—	—	0.4
Gains on sale of hotel business and hotel assets (6)	(1.0)	(0.2)	(3.7)	(4.5)

Total adjusted EBITDA	121.3	4.3	0.7	117.7

EBITDA	113.8	3.4	4.8	115.2

Depreciation and amortization	(52.5)	(12.6)	(12.1)	(52.0)
Loss on extinguishment of debt	—	—	(14.5)	(14.5)
Other income	1.3	—	—	1.3
Interest	(33.8)	(7.4)	(9.1)	(35.5)
Foreign exchange	(0.8)	(2.7)	0.4	2.3
Earnings / (losses) before tax	28.0	(19.3)	(30.5)	16.8
Tax	(15.3)	10.1	10.6	(14.8)
Net earnings / (losses) from continuing operations	12.7	(9.2)	(19.9)	2.0
Discontinued operations	(3.2)	(0.2)	(0.8)	(3.8)
Net earnings / (losses) from continuing operations	9.5	(9.4)	(20.7)	(1.8)

(1) Credits to reverse previous share-based compensation expense, net of restructuring and redundancy costs
(2) Non-cash impairment charge related to long-lived assets, and write-down of fixed assets and operating equipment
(3) Costs associated with development of new brand and the write-off of existing brand materials
(4) Costs associated with the Company's migration of its tax residency to the United Kingdom on April 1, 2015 and settlements related to non-recoverable value added tax
(5) Write-off of unamortized deferred financing costs at the Peruvian hotels joint venture
(6) Gain on disposal of property, plant and equipment at Inn at Perry Cabin and gain on sale of building and cars

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	March 31, 2015	December 31, 2014

Cash
Cash and cash equivalents	110.5	135.1
Restricted cash (including $0.6 million / $0.8 million classified within long-term other assets on the balance sheet)	3.7	2.7

Total cash	114.2	137.8

Total debt
Working capital loans	—	—
Current portion of long-term debt and capital leases	5.3	5.5
Long-term debt and obligations under capital leases	591.0	612.2

Total debt	596.3	617.7

Net debt	482.1	479.9

Total adjusted EBITDA	121.3	117.7

Net debt / adjusted EBITDA	4.0x	4.1x

Conference Call
Belmond Ltd. will conduct a conference call on Thursday, April 30, 2015 at 11:00 a.m. EDT (4:00 p.m. BST). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 1396 (US toll free), +44 (0)207 192 8000 (standard international access) or 0800 376 7922 (UK free phone). The conference ID number is 19998933. A re-play of the conference call will be available by telephone until 12:00 p.m. EDT on Wednesday, May 6, 2015 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international) or 0800 953 1533 (UK free phone). The conference ID number is 19998933. A re-play will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 45 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, six luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Total adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers total adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding revenue, earnings, RevPAR, EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset sales, benefits of a new brand and similar matters that are not historical facts. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

* * * * * *